EXHIBIT 1.(A)(6)(A)

  Articles of Incorporation of First Ameritas Life Insurance Corp. of New York



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EXHIBIT 1.(A)(6)(A)

Articles of Incorporation of First Ameritas Life Insurance Corp. of New York




                                 CHARTER OF THE

                 FIRST AMERITAS LIFE INSURANCE CORP. OF NEW YORK


                                    ARTICLE I

                            NAME AND PRINCIPAL OFFICE

           SECTION 1. NAME. The name of the Company shall be First Ameritas Life Insurance Corp. of New York.

           SECTION 2. PRINCIPAL OFFICE. The principal office of this Company shall be located in the County of Rockland, State of New York.

                                   ARTICLE II
                               PURPOSE AND POWERS
           SECTION 1. PURPOSES. The purpose of which the Company is organized is to transact the kinds of life and health insurance business specified in Paragraphs 1, 2 and 3 of Subsection (a) of Section 1113 of the Insurance Law of the State of New York, as follows:
                      (1) "Life insurance": every insurance upon the lives of human beings, and every insurance appertaining thereto, including the granting of endowment benefits, additional benefits in the event of death by accident, additional benefits to safeguard the contract from lapse, accelerated payments of part or all of the death benefit or a special surrender value upon diagnosis (A) of terminal illness defined as a life expectancy of twelve months or less, or (B) of a medical condition requiring extraordinary medical care or treatment regardless of life expectancy, or provide a special surrender value, upon total



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           and  permanent  disability  of the  insured,  and  optional  modes of settlement of proceeds. Amounts paid the insurer for life insurance and proceeds applied under optional modes of settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;
                      (2)   "Annuities":   all  agreements  to  make  periodical
           payments for a period certain or where the making or continuance of all or some of a series of such payments, or the amount of any such payment, depends upon the continuance of human life, except payments made under the authority of paragraph (1) above. Amounts paid the insurer to provide annuities and proceeds applied under optional modes of settlement of under dividend options may be allocated by the insurer to one or more separate accounts pursuant to section four thousand two hundred forty of the Insurance Law of the State of New York;
                      (3) "Accident and health insurance": (i) insurance against death or personal injury by accident or by any specified kind or kinds of accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of the workers' compensation law, except as specified in item (ii) hereof; and (ii) non-cancelable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date;
and any amendments to such paragraphs or provisions in substitution therefor which may be hereafter adopted; and such other kind or kinds of business to the extent necessarily or properly incidental to the kind or kinds of insurance business which the corporation is authorized to do.

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           The  corporation  shall  also  have all  other  rights,  powers,  and privileges now or hereafter authorized or granted by the Insurance Law of the State of New York or any other law or laws of the State of New York to stock life insurance companies having power to do the kind or kinds of business hereinabove referred to and any and all other rights, powers, and privileges of a corporation now or hereafter granted by the laws of the State of New York and not prohibited to such stock life insurance companies.

           The Company may have and exercise such other powers as are conferred upon it by law.
           SECTION 2. MODE AND MANNER OF EXERCISING POWERS. The mode and manner in which the corporate powers of this Company shall be exercised are through a Board of Directors and through such officers, employees and agents as such Board shall employ.

                                   ARTICLE III
                                    DIRECTORS
           SECTION 1. NUMBER OF DIRECTORS. The number of Directors of the Company shall be thirteen, not less than one-third of whom shall be persons who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with such Company and who are not beneficial owners of a controlling interest in the voting stock of such Company or any such entity.
           At all times, the majority of the Directors shall be citizens and residents of the United States and not less than three of the Directors will be resident of the State of New York. Directors shall be at least 18 years of age but need not be shareholders.
           SECTION 2. ELECTION OF DIRECTORS. The election of Directors of this Company shall be at the Annual Meeting of the stockholders of the Company.

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           SECTION 3. ANNUAL MEETING.  The Annual Meeting of the stockholders of the Company shall be held on the first Monday in March of each and every year, or if the first Monday in March in any year is a legal holiday, then the next succeeding business day. At such Annual Meeting, all Directors shall be elected for the ensuing year, and the Directors shall take office immediately upon election and shall hold office until the next Annual Meeting and until their successors are elected. At each Annual Meeting, each stockholder of record on the books of the Company shall have held his or her shares in his or her own name for at least thirty days prior to the meeting, shall be entitled to one vote in person or by proxy for each share of stock so held by the stockholder. Directors shall be chosen and elected by a plurality of the whole number of the shares voted at the meeting.
           SECTION 4. VACANCY OF THE BOARD OF DIRECTORS. Whenever any vacancy shall occur in the Board of Directors by death, resignation, removal, or otherwise, the remaining members of the Board, at a meeting called for that purpose, or at any regular meeting, shall elect a Director or Directors to fill the vacancy or vacancies thus occasioned, and each Director so elected shall hold office for the unexpired term of the Director whose place the individual has taken.

                                   ARTICLE IV
                                    OFFICERS
           SECTION 1. OFFICERS. The officers of the Company shall be elected by the Board of Directors at an annual meeting held at any time prior to the first Annual Meeting of the Board and thereafter at its Annual Meeting, which shall be held immediately after the Annual Meeting of the stockholders. The Board shall elect a Chairman of the Board, a President, one or more Vice- Presidents, a Secretary, and a Treasurer, and it may, at its option at any time appoint or elect such other officers as shall be provided in the by-laws. In case a quorum is not present, the same shall be

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adjourned to another day by the Directors present. Officers elected by the Board shall respectively hold office until the next Annual Meeting, and until their successors are chosen and have qualified. Other officers shall serve at the pleasure of the Board, unless otherwise provided in the by-laws. Vacancies in the elective offices occurring in the interval between Annual Meetings may be filled at any time by the Board of Directors, and a person so selected shall hold office until his successor is chosen and has qualified. One person may hold two or more offices, except the offices of President and Secretary, if it shall be so provided in the by-laws or by action of the Board.

                                    ARTICLE V
                                TERM AND CAPITAL
           SECTION 1. TERM OF THE COMPANY. The duration of the corporate existence of the Company shall be perpetual.

           SECTION 2. CAPITAL. The capital of the Company shall be Two Million and 00/100 Dollars (2,000,000.00) which shall consist of two thousand shares of common stock with a par value of One Thousand and 00/100 Dollars ($1,000) each.

                                   ARTICLE VI
                                   AMENDMENTS
           This charter or provisions thereof may be amended at any time in accordance with the provisions of Section 1206 of the New York Insurance Law as the same may be amended from time to time.

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